Exhibit 99.1

News Release

FIS Completes Acquisition of Clear2Pay

Key Facts

•	FIS completes acquisition of Brussels-based Clear2Pay.

•	Acquisition adds new corporate payment solutions, payments managed services and payments processing utilities to enhance FIS’ global payments portfolio.

JACKSONVILLE, Fla., Oct. 2, 2014 - FIS™ (NYSE: FIS), the world’s largest provider of banking and payments technology solutions and a global leader in consulting and outsourcing solutions, today announced it has completed its acquisition of Clear2Pay.

The transaction brings new corporate payment solutions and services, inclusive of high-value and cross-currency corporate payments, payments managed services, and payments processing utilities that will further bolster FIS’ payments portfolio across all geographies.

“This acquisition is another example of FIS’ commitment to delivering a truly modern payments environment to our clients, particularly large and global financial institutions,” said Gary Norcross, president and chief operating officer, FIS. “With this acquisition, we further expand the technologies and assets that our clients need to simplify payment operations, reduce costs and provide better customer experiences.”

About FIS
FIS is the world’s largest provider of banking and payments technology solutions and a global leader in consulting and outsourcing solutions. With a long history deeply rooted in the financial services sector, FIS serves more than 14,000 institutions in over 110 countries. Headquartered in Jacksonville, Fla., FIS employs more than 40,000 people worldwide and holds leadership positions in payment processing and banking solutions, providing software, services and outsourcing of the technology that drives financial institutions. First in financial technology, FIS tops the annual FinTech 100 list, is 426 on the Fortune 500 and is a member of Standard & Poor’s 500® Index. For more information about FIS, visit www.fisglobal.com.

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For More Information:

Kim Snider 904.438.6278	Nancy Murphy, 904.438.6192
Vice President	Senior Vice President
FIS Global Marketing and Communications	FIS Investor Relations
kim.snider@fisglobal.com	nancy.murphy@fisglobal.com